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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2002
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                          NUMBER OF        PERCENT       EQUIVALENT
                                                           SHARES        OUTSTANDING       SHARES
                                                        -------------   -------------   -------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                      639          100.00%            639

After Initial Public Offering
  1998 Common Stock Offering                               15,000,000          100.00%     15,000,000
  Preferred Stock Converted to Common Stock                60,511,692          100.00%     60,511,692
  1999 Common Stock Offering                               21,041,100          100.00%     21,041,100
  2000 Common Stock Offering                               10,703,109          100.00%     10,703,109
  Cash in Lieu of Stock Split                                    (577)         100.00%           (577)
  Treasury Shares                                            (327,495)         100.00%       (327,495)
  Warrants Exercised                                          973,871          100.00%        973,871
  Stock Options Exercised                                   1,362,257           98.92%      1,347,546
  Employee Stock Discount Purchase Plan Shares
  Issued                                                    3,401,739           64.06%      2,179,319
  Common Stock Issued for Business Acquisitions             5,874,505           94.71%      5,563,695
  Restricted Shares Issued to Employees                     1,300,490           27.40%        356,343
                                                                                        -------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                       117,349,242

NET LOSS APPLICABLE TO COMMON STOCK                                                     $    (572,670)

NET LOSS PER SHARE, BASIC AND DILUTED                                                   $       (4.88)
                                                                                        =============
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